Exhibit 10.1

InfoSpace 2012 Executive Bonus Plan

This plan document outlines the InfoSpace Executive Bonus Plan (the “Plan”) for calendar year 2012.

PLAN OBJECTIVES

•	Align the compensation of executive management to key financial drivers.

•	Provide variable pay opportunities and targeted total cash compensation that is competitive within our labor markets.

•	Increase the competitiveness of executive pay without increasing fixed costs, making bonus payments contingent upon organizational and individual success.

•	Create internal consistency and standard guidelines among the executive peer group.

EFFECTIVE DATE

The Plan was adopted by the Compensation Committee on February 9, 2012, and is effective for calendar year 2012. It amends and restates in its entirety the prior Executive Bonus Plan. The Plan may be changed at any time at the sole discretion of the Compensation Committee of the Board of Directors.

PARTICIPATION ELIGIBILITY, BONUS TARGETS AND PAYOUT TIMING

The positions eligible for participation in the Plan are listed in the table below. Each participant’s annual bonus target, which is stated as a percentage of annual base salary, is also set forth in the table below. If the executive leadership team changes composition, any additions to the Plan will be recommended by the CEO and approved by the Compensation Committee.1 Payment of bonuses awarded under this Plan will be made annually, following the conclusion of the calendar year.

Job Title	Target Bonus %
President and Chief Executive Officer	100%
Chief Financial Officer and Treasurer	60%
VP - Distribution & Business Development	70%
General Counsel and Secretary	50%

[1]	The President of 2nd Story Software (TaxACT) is not included in this Plan because a bonus plan that was established prior to InfoSpace’s acquisition of 2nd Story Software currently remains applicable.

PLAN DESIGN

The Plan includes financial performance components and a component that is based on individual objectives and the CEO’s (or, with respect to the CEO, the Compensation Committee’s) subjective evaluation of that individual’s performance. The financial performance components collectively represent 70% of the bonus target, and the objectives/discretionary component represents 30% of the bonus target. The financial performance components for each plan participant include revenue and adjusted EBITA, although the specific adjusted EBITDA target differs among plan participants as noted in the table below.

Each bonus component, including each financial performance component and the objectives/discretionary component, may be achieved at a percentage ranging from 0% to 150%. The Executive Bonus Payment Scale set forth below is applicable to determine the achievement of financial performance components. The achievement of the objectives/discretionary component may be achieved at the rate of 0% to 150%, with such level of achievement being subjectively determined by the CEO (or, with respect to the CEO, by the Compensation Committee).

Bonus Component	Weighting	Measurement Period	Executive Bonus Payment Scale	Bonus Achievement Percentage
Revenue	25%	Annual	Financial Performance	0% - 150%
Total Adjusted EBITDA (applicable to CEO, CFO and General Counsel)	45%	Annual	Financial Performance	0% - 150%
Search Adjusted EBITDA (applicable to VP – Distribution & Product Dev)	45%	Annual	Financial Performance	0% - 150%
Objectives/Discretionary	30%	Semi-Annual	N/A	0% - 150%

Financial Targets

The financial measures used to determine the bonus achievement are defined as follows:

•	Revenue = Consolidated, externally reported Revenue

•	Total Adjusted EBITDA = Consolidated, externally reported EBITDA, normalized for internally developed software and other non-operational items

•	Search Adjusted EBITDA = Externally reported EBITDA for the search segment, normalized for internally developed software and other non-operational items.

The financial targets at 100% match the corresponding operating plan targets approved by the Board of Directors in December 2011, which did not include an operating plan for the TaxACT business. In the discretion of the Compensation Committee, financial performance targets may be adjusted to incorporate TaxACT or any future transaction.

Bonus Scale

The Executive Bonus Payment Scale below will be used to calculate the available amounts to be paid to executives based on the financial performance objectives

Executive Bonus Payment Scale
Performance Level	Financial Performance vs. Target	Bonus Achievement Percentage
Below Threshold	0% - 89%	0%
Thresholds	90%	50%
	91% to 99%	55% to 95%
Target	100%	100%
	101% - 120%	101% - 120%
Acceleration	121% - 135%	122% - 150%
Maximum	≥ 135%	150%

•	Rounding. Performance results will be rounded up to the nearest whole percentage point. For example, if the calculated performance achievement percentage is 79.1%, it will be rounded up to 80%.

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Performance Thresholds. There will be no payout for a financial performance component if the financial target is not at least 90% achieved. However, if the threshold for one financial performance component is not achieved, a bonus may still be earned on the other financial performance component, provided performance for that measure achieves the 90% threshold. The objectives/discretionary component is independent of the financial performance components, and may be awarded whether or not the threshold for either or both financial performance components has been met.

•	Acceleration Below Target. For each whole percentage point of performance between threshold and target, the bonus achievement percentage will increase by 5.0% per percentage point.

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Acceleration Between Target and 120%. For each whole percentage point of performance that exceeds 100% of target up to 120% of target, the bonus achievement percentage will increase by 1.0% per percentage point, up to 120% of bonus achievement.

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Acceleration Above 120%. For each whole percentage point of performance that exceeds 120% of target, the bonus achievement percentage will increase by 2.0% per percentage point, up to a maximum of 150% of bonus achievement.

EMPLOYMENT REQUIREMENTS

In order to be eligible for a bonus payment under the Plan, and for a bonus to be considered earned under the Plan, participants must be employed at the end of the fiscal year; provided, however, that if a participant’s employment is terminated during the year “without Cause” or by the participant for “Good Reason” or due to “Constructive Termination” as such terms are defined in the applicable participant’s employment agreement, then the participant will be entitled to accrued bonus as of the date of his or her termination. Accrued bonus will be calculated as (a) pro-rata achievement of financial performance components based on the then-current annual forecast and (b) pro-rata achievement of the objectives/discretionary component at the level communicated at the conclusion of the semi-annual measurement period, or with respect to any measurement period which has not yet been completed and communicated, achievement of the objectives/discretionary component at the level subjectively determined by the CEO (or, with respect to the CEO, the Compensation Committee).

APPROVAL

All bonus payments made to executives will be submitted to the Compensation Committee for final approval. The Compensation Committee may adjust the final bonus amount as it deems appropriate. The Committee has complete discretion to adjust bonus awards to reflect changes in the industry, company, the executive’s job duties or performance, or any other circumstance the Committee determines should impact bonus awards.